Exhibit 3.3

FORTRESS NET LEASE REIT

BYLAWS

Adopted on May 1, 2023

TABLE OF CONTENTS

Article VII SHARES
Section 7.1	Certificates	24
Section 7.2	Transfers	24
Section 7.3	Lost Certificates	24
Section 7.4	Fixing of Record Date	25
Section 7.5	Share Ledger	25
Section 7.6	Fractional Shares; Issuance of Units	25
Article VIII FISCAL YEAR
Section 8.1	Fiscal Year	25
Article IX DIVIDENDS AND OTHER DISTRIBUTIONS
Section 9.1	Dividends and Other Distributions	25
Article X INVESTMENT POLICY
Section 10.1	Investment Policies	26
Article XI WAIVER OF NOTICE
Section 11.1	Waiver of Notice	26
Article XII AMENDMENT OF BYLAWS
Section 12.1	Amendment of Bylaws	26
Article XIII MISCELLANEOUS
Section 13.1	References to Declaration of Trust	26
Section 13.2	Ratification	27
Section 13.3	Ambiguity	27

Section 13.4	Inspection of Bylaws	27
Section 13.5	Procedures for Arbitration of Disputes	27

FORTRESS NET LEASE REIT

BYLAWS

These BYLAWS (as amended, restated, supplemented or otherwise modified from time to time, these “Bylaws”) are made as of the date set forth above by the Board of Trustees (the “Board of Trustees” and each member thereof, a “Trustee”) of Fortress Net Lease REIT, a Maryland statutory trust (the “Trust”), within the meaning of the Maryland Statutory Trust Act, as amended from time to time, and any successor statute thereto.

Article I

OFFICES

Section 1.1

Principal Office. The address of the Trust’s principal office in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville-Timonium, Maryland 21093-2264, or such other place or places as may be determined by the Board of Trustees.

Section 1.2

Additional Offices. The Trust may have additional offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

Article II

MEETINGS OF SHAREHOLDERS

Section 2.1

Place; Telephonic and Virtual Meetings. All meetings of the shareholders of the Trust (each, a “shareholder” and collectively, the “shareholders”) shall be held at the principal office of the Trust or at such other place, or solely by remote communication, as shall be set in accordance with these Bylaws and set forth in the notice of meeting. Any meeting of the shareholders may be held solely, or a shareholder may participate in any meeting of the shareholders, by means of telephone or such other remote communication that permits all individuals participating in the meeting to speak to and hear each other, and a shareholder participating in a meeting by such means is deemed to be present at the meeting and will be counted in determining whether a quorum is present. Such meeting shall be deemed to have been held at a place designated by the Board of Trustees at the meeting.

Section 2.2

Annual Meeting. An annual meeting of the shareholders for the election of Trustees (to the extent that (a) such an election is required to be held at such annual meeting by the Declaration of Trust of the Trust (as amended, restated, supplemented or otherwise modified from time to time, the “Declaration of Trust”), these Bylaws, action by the Board of Trustees or applicable law and (b) the shareholders are entitled to vote thereon pursuant to the Declaration of Trust and these Bylaws) and the transaction of any business within the powers of the Trust, may be held on such date and at such time and place, or solely by remote communication, as the Board of Trustees may designate. The Trust is not required to have, and the Board of Trustees is not required to host, an annual meeting of shareholders in any given year, and any failure to hold an annual meeting shall not invalidate the Trust’s existence or affect any otherwise valid acts of the Trust.

Section 2.3

Special Meetings. Special meetings of the shareholders may be called only upon the request of (a) a majority of the Board of Trustees, (b) a majority of the Independent Trustees, (c) the chief executive officer, (d) the president or (e) the chairperson of the Board of Trustees. Any such special meeting of the shareholders shall be held on the date and at the time and place set by the president, the chief executive officer, the chairperson of the Board of Trustees, the Board of Trustees or the Independent Trustees, whomever has called the meeting. Special meetings of the shareholders may also be called by the shareholders, but only for the purpose of removing Trustees and filling any resulting vacancy, and shall be called by the secretary upon the written request of shareholders entitled to cast at least a majority of the votes entitled to be cast on such matter at such meeting (provided that such written request contains the information required in these Bylaws and the shareholders comply with the procedures contained in these Bylaws). If a special meeting is called by the secretary upon the written request of shareholders as described in this Section 2.3, then notice of the special meeting shall be sent to all shareholders within ten (10) days of the receipt of the written request and the special meeting shall be held at the time and place specified in the shareholder request not less than fifteen (15) days nor more than sixty (60) days after the delivery of the notice; provided, however, that if no time or place is so specified in the shareholder request, at such time and place convenient to the shareholders. If there shall be no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees for the purpose of electing Trustees. For purposes of these Bylaws, “Independent Trustee” shall have the meaning ascribed to such term in the Declaration of Trust.

Section 2.4

Notice of Annual or Special Meetings. Except as otherwise provided in Section 2.3, not less than ten (10) nor more than ninety (90) days before any meeting of the shareholders, the secretary shall give notice of such meeting, in writing or by electronic transmission specifying the place, day and time of any annual or special meeting of the shareholders, the purposes of such meeting (to the extent required by applicable law to be provided) and all other matters required by applicable law, to each shareholder of record entitled to vote, sent to their address appearing on the books of the Trust or theretofore given by them to the Trust for the purpose of notice, by presenting it to such shareholder personally, by leaving it at the shareholder’s residence or usual place of business or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given once deposited in the U.S. mail addressed to the shareholder at their post office address as it appears on the records of the Trust, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the shareholder by an electronic transmission to any address or number of the shareholder at which the shareholder receives electronic transmissions. It shall be the duty of the secretary to give notice of each meeting of the shareholders. The Trust may give a single notice to all shareholders who share an address, which single notice shall be effective to any shareholder at such address, unless a shareholder objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more shareholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this ARTICLE II or the validity of any proceedings at any such meeting.

Section 2.5

Notice of Adjourned Meetings. It shall not be necessary to give notice of the place, day and time of any adjourned meeting of shareholders or of the business to be transacted thereat other than by announcement at the meeting at which such adjournment is taken.

Section 2.6

Meeting Business. Subject to Section 2.12.1, any business of the Trust may be transacted at an annual meeting of the shareholders without being specifically designated in the notice, except such business as is required by any applicable statute to be stated in such notice. No business shall be transacted at a special meeting of the shareholders expect as specifically designated in the notice.

Section 2.7

Organization of Shareholder Meetings. Every meeting of shareholders shall be conducted by an individual appointed by the Board of Trustees to be chairperson of the meeting or, in the absence of such appointment or the absence of the appointed individual, by one of the following officers present at the meeting in the following order: the chairperson of the Board of Trustees, if there be one, the chief executive officer, the president, the vice presidents (in their order of seniority), the secretary, or, in the absence of such officers, a chairperson chosen by the shareholders by the vote of holders of shares of beneficial interest representing a majority of the votes cast on such appointment by shareholders present in person or by proxy. The secretary or, in the secretary’s absence, an assistant secretary or, in the absence of both the secretary and assistant secretaries, an individual appointed by the Board of Trustees or, in the absence of such appointment, an individual appointed by the chairperson of the meeting shall act as secretary of the meeting and shall record the minutes of the meeting. If the secretary presides as chairperson at a meeting of the shareholders, then the secretary shall not also act as secretary of the meeting and record the minutes of the meeting. Even if present at the meeting, the person holding the office named herein may delegate to another person the power to act as chairperson or secretary of the meeting. The order of business and all other matters of procedure at any meeting of shareholders shall be determined by the chairperson of the meeting. The chairperson of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairperson and without any action by the shareholders, are appropriate for the proper conduct of the meeting, including, without limitation: (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to shareholders of record of the Trust, their duly authorized proxies or other such persons as the chairperson of the meeting may determine; (c) limiting participation at the meeting on any matter to shareholders of record of the Trust entitled to vote on such matter, their duly authorized proxies or other such persons as the chairperson of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any shareholder or other person who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairperson of the meeting; (h) concluding a meeting or recessing or adjourning the meeting to a later date and time and at a place announced at the meeting; and (i) complying with any applicable state and local laws and regulations concerning safety and security. Without limiting the generality of the powers of the chairperson of the meeting pursuant to the foregoing provisions, the chairperson may adjourn any meeting of shareholders for any reason deemed necessary by the chairperson, including, without limitation, if (i) no quorum is present for the transaction of the business, (ii) the Board of Trustees or the chairperson of the meeting determines that adjournment is necessary or appropriate to enable the shareholders to consider fully information that the Board of Trustees or the chairperson of the meeting determines has not been made sufficiently or timely available to shareholders or (iii) the Board of Trustees or the chairperson of the meeting determines that adjournment is otherwise in the best interests of the Trust. Unless otherwise determined by the chairperson of the meeting, meetings of shareholders shall not be required to be held in accordance with the general rules of parliamentary procedure or any otherwise established rules of order.

Section 2.8

Quorum. A quorum at any meeting of the shareholders shall be the presence in person or by proxy of shareholders entitled to cast at least one-third (1/3) of all the votes entitled to be cast at such meeting on any matter, unless the Board of Trustees, when setting a meeting, determines that a greater percentage (but not more than a majority of all the votes entitled to be cast at such meeting on any matter) is required; but this section shall not affect any requirement under any statute or the Declaration of Trust for the vote necessary for the adoption of any measure. If, however, such quorum shall not be present at any meeting of the shareholders, the chairperson of the meeting shall have the power to adjourn the meeting from time to time without the Trust having to set a new record date or provide any additional notice of such meeting, subject to any obligation of the Trust to give notice pursuant to Section 2.5. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present, either in person or by proxy, at a meeting of shareholders which has been duly called and convened and at which a quorum was established may continue to transact business until adjournment, notwithstanding the withdrawal of shareholders entitled to cast enough votes to leave less than a quorum then being present at the meeting.

Section 2.9

Proxies. A shareholder may cast the votes entitled to be cast by them either in person or by proxy executed by the shareholder or by their duly authorized agent in any manner permitted by applicable law. Such proxy shall be filed with such officer of the Trust or third party agent as the Board of Trustees or the chairperson of the meeting shall have designated for such purpose for verification at or prior to such meeting. Any proxy relating to votes entitled to be cast by holders of the Trust’s shares of beneficial interest shall be valid until the expiration date therein or, if no expiration is so indicated, for such period as is permitted pursuant to applicable Maryland law. At a meeting of shareholders, all questions concerning the qualification of voters, the validity of proxies and the acceptance or rejection of votes shall be decided by or on behalf of the chairperson of the meeting, subject to Section 2.11.

Section 2.10

Voting of Shares by Certain Holders. Shares of beneficial interest of the Trust registered in the name of a corporation, partnership, trust, limited liability company or other entity, if entitled to be voted, may be voted by the president or a vice president, a general partner, trustee or managing member thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such shares pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or pursuant to an agreement of the partners of the partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such shares. Any trustee or other fiduciary may vote shares registered in their name as such fiduciary, either in person or by proxy. Notwithstanding the apparent authority created by the prior two sentences of this Section 2.10, the Board of Trustees or the chairperson of the meeting may require that such person acting for a corporation, partnership, trust, limited liability company or other entity provide documentary evidence of his or her authority to vote such shares and of the fact that the beneficial owner of such shares has been properly solicited and authorized such person to vote as voted and, in the absence of such satisfactory evidence, the Board of Trustees or the chairperson of the meeting may determine whether such votes have been validly cast.

Section 2.11

Inspectors.

(a)

Before or at any meeting of shareholders, the chairperson of the meeting may appoint one or more persons as inspectors for such meeting. Except as otherwise provided by the chairperson of the meeting, such inspectors, if any, shall (i) ascertain and report the number of shares of beneficial interest represented at the meeting, in person or by proxy, and the validity and effect of proxies, (ii) receive and tabulate all votes, ballots or consents, (iii) report such tabulation to the chairperson of the meeting and (iv) perform such other acts as are proper to conduct the election or voting at the meeting. In the absence of such an appointment, the secretary may act as the inspector.

(b)

Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof, but the decision or determination of the chairperson of the meeting in any such matter shall be final and binding on all shareholders.

Section 2.12

Nominations and Other Proposals to be Considered at Meetings of Shareholders. Nominations of individuals for election to the Board of Trustees and the proposal of other business to be considered by the shareholders at a meeting of shareholders may be properly brought before the meeting only as set forth in this Section 2.12. All judgments and determinations made by the Board of Trustees or the chairperson of the meeting, as applicable, under this Section 2.12 (including, without limitation, judgments and determinations as to the propriety of a proposed nomination or a proposal of other business for consideration by shareholders) shall be final and binding unless determined to have been made in bad faith. For avoidance of doubt, under the Declaration of Trust, the shareholders have only limited voting rights, if any, with respect to election of Trustees and other business of the Trust.

                             Section 2.12.1           Annual Meetings of Shareholders.

(a)

Nominations of individuals for election to the Board of Trustees (to the extent that (x) such an election is required to be held at an annual meeting by the Declaration of Trust, these Bylaws, action by the Board of Trustees or applicable law and (y) the shareholders are entitled to vote thereon pursuant to the Declaration of Trust and these Bylaws) and the proposal of other business to be considered by the shareholders at an annual meeting of shareholders may be made only (i) pursuant to the Trust’s notice of meeting, (ii) by or at the direction of the Board of Trustees or (iii) by one or more shareholders who (A) was a shareholder of record at the time of giving the advance notice required by this Section 2.12.1, at the record date set by the Board of Trustees for the purpose of determining shareholders entitled to vote at the annual meeting and at the time of the meeting (and any postponement or adjournment thereof), (B) is entitled to vote at the meeting in the election of each individual nominated or on such other business and (C) has complied with this Section 2.12.1.

(b)

For nominations for election to the Board of Trustees or other business to be properly brought before an annual meeting by one or more shareholders pursuant to this Section 2.12.1, such shareholder(s) shall have given timely notice thereof in writing to the secretary in accordance with this Section 2.12.1 and such other business shall otherwise be a proper matter for action by shareholders. To be timely, the notice of such shareholder(s) shall include all documentation and set forth all information required under this Section 2.12.1 and shall be delivered to the secretary at the principal offices of the Trust not later than 5:00 p.m. (Eastern Time) on the ninetieth (90th) day nor earlier than the one-hundred twentieth (120th) day prior to the first (1st) anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is called for a date that is more than thirty (30) days earlier or later than the first (1st) anniversary date of the date of the proxy statement for the preceding year’s annual meeting (or there was no annual meeting in the preceding year), notice by such shareholder(s) to be timely shall be so delivered not later than 5:00 p.m. (Eastern Time) on the ninth (9th) day following the day on which notice of the date of the annual meeting is given in accordance with these Bylaws. Neither the postponement or adjournment of an annual meeting, nor any notice regarding such postponement or adjournment, shall commence a new time period (or extend any time period) for the giving of a notice of one or more shareholders as described above.

A notice of one or more shareholders pursuant to this Section 2.12.1(b) shall set forth:

(i)           separately as to each individual whom such shareholder(s) propose to nominate for election or reelection as a Trustee (a “Proposed Nominee”), all information relating to such Proposed Nominee that would be required to be disclosed in connection with a solicitation of proxies for the election of the Proposed Nominee as a Trustee in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder;

(ii)          as to any other business that such shareholder(s) propose to bring before the meeting, (A) a description of such business, (B) the reasons for proposing such business at the meeting and any material interest in such business of such shareholder(s) or any Shareholder Associated Person (as defined in Section 2.12.1(f)), including any anticipated benefit to such shareholder(s) or any Shareholder Associated Person therefrom, (C) a description of all agreements, arrangements and understandings between such shareholder(s) and Shareholder Associated Person amongst themselves or with any other person or persons (including their names) in connection with the proposal of such business by such shareholder(s) and (D) a representation that such shareholder(s) intend to appear in person or by proxy at the meeting to bring the business before the meeting;

(iii)         separately as to each shareholder giving the notice, any Shareholder Associated Person and any Proposed Nominee, (A) the class, series and number of all shares of beneficial interest of the Trust that are owned of record by such shareholder, such Shareholder Associated Person or such Proposed Nominee, if any, and (B) the class, series and number of, and the nominee holder for, any shares of beneficial interests of the Trust that are, directly or indirectly, beneficially owned but not owned of record by such shareholder, such Shareholder Associated Person or such Proposed Nominee, if any;

(iv)         separately as to each shareholder giving the notice, any Shareholder Associated Person with a material interest described in clause (ii)(2) above or an ownership interest described in clause (iii) above and any Proposed Nominee, (1) the name and address of such shareholder, Shareholder Associated Person and Proposed Nominee, and (2) the investment strategy or objective, if any, of such shareholder and each such Shareholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such shareholder and each such Shareholder Associated Person;

(v)          to the extent known by the shareholder(s) giving the notice, the name and address of any other person who beneficially owns or owns of record any shares of beneficial interest of the Trust and who supports the nominee for election or reelection as a Trustee or the proposal of other business; and

(vi)         a representation whether the shareholder or a Shareholder Associated Person intends or is part of a group that intends (A) to deliver a proxy statement and/or form of proxy to the shareholders and/or (B) otherwise to solicit proxies or votes from shareholders in support of such proposal or nomination.

(c)

A notice of one or more shareholders making a nomination or proposing other business pursuant to Section 2.12.1(b) shall, with respect to a Proposed Nominee, be accompanied by (i) a certificate executed by the Proposed Nominee certifying (A) that such Proposed Nominee (I) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Trust in connection with service or action as a Trustee that has not been disclosed to the Trust, (II) is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) of Regulation D promulgated under the Securities Act of 1933, as amended from time to time, or any successor statute thereto, and (III) will serve as a Trustee if elected and (B) as to whether such Proposed Nominee, if elected, would be an Independent Trustee, and (ii) a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Trust, upon request, to the shareholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a Trustee in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder.

(d)

Any shareholder(s) providing notice of a proposed nomination or other business to be considered at an annual meeting of shareholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.12.1 is true and correct as of the record date for such annual meeting and as of a date that is ten (10) business days prior to such annual meeting, and any such update shall be delivered to the secretary at the principal executive offices of the Trust not later than the close of business on the fifth (5th) business day after the record date (in the case of an update or supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the annual meeting (in the case of an update or supplement required to be made as of ten (10) business days prior to the meeting).

(e)

A shareholder making a nomination or proposal of other business for consideration at an annual meeting may withdraw the nomination or proposal at any time before the annual meeting. After the period specified in the second sentence of Section 2.12.1(b), a shareholder nomination or proposal of other business for consideration at an annual meeting may only be amended with the permission of the Board of Trustees. Notwithstanding anything in the second sentence of Section 2.12.1(b) to the contrary, if the number of Trustees to be elected to the Board of Trustees is increased and there is no notice given of such action at least one-hundred thirty (130) days prior to the first (1st) anniversary of the date of the proxy statement for the preceding year’s annual meeting or there was no annual meeting in the preceding year, the notice required by this Section 2.12.1 also shall be considered timely, but only with respect to nominees for any new positions created by such increase, if such notice is delivered to the secretary at the principal offices of the Trust not later than 5:00 p.m. (Eastern Time) on the ninth (9th) day immediately following the day on which such notice is first given by the Trust. If the number of the Trustees to be elected to the Board of Trustees is decreased, there shall be no change or expansion in the time period for shareholders to make a nomination from the time period specified in the second sentence of Section 2.12.1(b). Any change in time period for shareholders to make a nomination shall not change the time period to make any other proposal from the time period specified in the second sentence of Section 2.12.1(b).

(f)

For purposes of this Section 2.12, “Shareholder Associated Person” of any shareholder shall mean (i) any person acting in concert with such shareholder, (ii) any direct or indirect beneficial owner of shares of beneficial interest of the Trust beneficially owned or owned of record by such shareholder and (iii) any person controlling, controlled by or under common control with such shareholder or a Shareholder Associated Person.

Section 2.12.2

Special Meetings of Shareholders. As set forth in Section 2.6, only business brought before the meeting pursuant to the Trust’s notice of meeting may be considered at a special meeting of shareholders. Nominations of individuals for election to the Board of Trustees may be made at a special meeting of shareholders at which Trustees are to be elected only (a) by or at the direction of the Board of Trustees or (b) provided that the special meeting has been called in accordance with Section 2.3 for the purpose of electing one or more Trustees, by any one or more shareholders who (i) was a shareholder of record at the time of giving the advance notice required by this Section 2.12.2, at the record date set by the Board of Trustees for the purpose of determining shareholders entitled to vote at the annual meeting and at the time of the meeting (and any postponement or adjournment thereof), (ii) is entitled to vote at the meeting in the election of each individual nominated or on such other business and (iii) has complied with Section 2.12.1; provided however, that, for purposes of this Section 2.12.2, all references in Section 2.12.1 to the annual meeting and to the notice given under Section 2.12.1 shall be deemed, for purposes of this Section 2.12.2, to be references to the special meeting and the notice given under this Section 2.12.2. To be timely, a shareholder’s notice under this Section 2.12.2 shall be delivered to the secretary at the principal offices of the Trust not earlier than the one-hundred twentieth (120th) day prior to such special meeting and not later than 5:00 p.m. (Eastern Time) on the later of (i) the ninetieth (90th) day prior to such special meeting or (ii) the ninth (9th) day immediately following the day on which notice of the date of the special meeting is given in accordance with these Bylaws. Neither the postponement or adjournment of a special meeting, nor any announcement regarding such postponement or adjournment, shall commence a new time period (or extend any time period) for the giving of a shareholder(s)’ notice as described above.

Section 2.12.3

General.

(a)

If information submitted pursuant to this Section 2.12 by any shareholder proposing a nominee for election as a Trustee or any proposal for other business at a meeting of shareholders shall be deemed by the Board of Trustees incomplete or inaccurate, any authorized officer or the Board of Trustees or any committee thereof may treat such information as not having been provided in accordance with this Section 2.12. Any such shareholder shall notify the Trust of any inaccuracy or change (within two (2) business days of becoming aware of such inaccuracy or change) in any such information. Any notice submitted by a shareholder pursuant to this Section 2.12 that is deemed by the Board of Trustees inaccurate, incomplete or otherwise fails to satisfy completely any provision of this Section 2.12 shall be deemed defective and shall thereby render all proposals and nominations set forth in such notice defective. Upon written request by the secretary or the Board of Trustees or any committee thereof (which may be made from time to time), any shareholder proposing a nominee for election as a Trustee or any proposal for other business at a meeting of shareholders shall provide, within three (3) business days after such request (or such other period as may be specified in such request), (i) written verification, satisfactory to the secretary or any other authorized officer or the Board of Trustees or any committee thereof, in his, her or its discretion, to demonstrate the accuracy of any information submitted by the shareholder pursuant to this Section 2.12, (ii) written responses to information reasonably requested by the secretary, the Board of Trustees or any committee thereof and (iii) a written update, to a current date, of any information submitted by the shareholder pursuant to this Section 2.12 as of an earlier date. If a shareholder fails to provide such written verification, information or update within such period, the secretary or any other authorized officer or the Board of Trustees may treat the information which was previously provided and to which the verification, request or update relates as not having been provided in accordance with this Section 2.12. It is the responsibility of a shareholder who wishes to make a nomination or other proposal to comply with the requirements of Section 2.12; nothing in this Section 2.12.3(a) or otherwise shall create any duty of the Trust, the Board of Trustees or any committee thereof nor any officer of the Trust to inform a shareholder that the information submitted pursuant to this Section 2.12 by or on behalf of such shareholder is incomplete or inaccurate or not otherwise in accordance with this Section 2.12 nor require the Trust, the Board of Trustees, any committee of the Board of Trustees or any officer of the Trust to request clarification or updating of information provided by any shareholder, but the Board of Trustees, a committee thereof or the secretary acting on behalf of the Board of Trustees or a committee, may do so in its, his or her discretion.

(b)

Only such individuals who are nominated in accordance with this Section 2.12 shall be eligible for election by shareholders as Trustees and only such business shall be conducted at a meeting of shareholders as shall have been properly brought before the meeting in accordance with this Section 2.12. The chairperson of the meeting and the chairperson of the Board of Trustees shall each have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 2.12 and, if any proposed nomination or other business is determined not to be in compliance with this Section 2.12, to declare that such defective nomination or proposal be disregarded.

(c)

For purposes of this Section 2.12: a person shall be deemed to “beneficially own” or “have beneficially owned” any shares of beneficial interest of the Trust not owned directly by such person if that person or a group of which such person is a member would be the beneficial owner of such shares under Rule 13d-3 and Rule 13d-5 of the Exchange Act.

(d)

Notwithstanding the foregoing provisions of this Section 2.12, a shareholder shall also comply with all applicable legal requirements, including, without limitation, applicable requirements of applicable state law and the Exchange Act, if required, and the rules and regulations thereunder, with respect to the matters set forth in this Section 2.12. Nothing in this Section 2.12 shall be deemed to require that a shareholder nomination of an individual for election to the Board of Trustees or a shareholder proposal relating to other business be included in the Trust’s proxy statement, except as may be required by applicable law.

(e)

The Board of Trustees may from time to time require any individual nominated to serve as a Trustee to agree in writing with regard to matters of business ethics and confidentiality while such nominee serves as a Trustee, such agreement to be on the terms and in a form determined satisfactory by the Board of Trustees, as amended and supplemented from time to time in the discretion of the Board of Trustees.

(f)

Determinations required or permitted to be made under this Section 2.12 by the Board of Trustees may be delegated by the Board of Trustees to a committee of the Board of Trustees, subject to applicable law.

(g)

Notwithstanding anything in these Bylaws to the contrary, except as otherwise determined by the chairperson of the meeting, if the shareholder giving notice as provided for in this Section 2.12 does not appear in person or by proxy at such annual or special meeting to present each nominee for election as a nominee or the proposed business, as applicable, such matter shall not be considered at the meeting.

Section 2.13

No Shareholder Actions by Written Consent. Shareholders shall not be authorized or permitted to take any action, including whether required or permitted to be taken at a meeting of shareholders, by written consent, and actions of shareholders may only be taken at a meeting of shareholders called and held in accordance with the Declaration of Trust and these Bylaws.

Section 2.14

Voting by Ballot. Voting on any question or in any election may be by voice vote unless the chairperson of the meeting or any shareholder shall demand that voting be by ballot.

Section 2.15

Proposals of Business Which Are Not Proper Matters for Action by Shareholders. Notwithstanding anything in the Declaration of Trust or these Bylaws to the contrary, subject to applicable law, any shareholder proposal for business the subject matter or effect of which would be within the exclusive purview of the Board of Trustees or would be reasonably likely, if considered by the shareholders or approved or implemented by the Trust, to result in an impairment of the limited liability status for the shareholders, shall be deemed not to be a matter upon which the shareholders are entitled to vote. The Board of Trustees in its discretion shall be entitled to determine whether a shareholder proposal for business is not a matter upon which the shareholders are entitled to vote pursuant to this Section 2.15, and its decision shall be final and binding unless determined by a court of competent jurisdiction to have been made in bad faith.

Section 2.16

Voting Power.

(a)

Except as otherwise provided in the notice of the meeting forwarded to the shareholders, the Declaration of Trust, a provision in these Bylaws approved by the Board of Trustees or required by applicable law, each whole share shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional share shall be entitled to a proportionate fractional vote. There shall be no cumulative voting in the election of Trustees.

(b)

With regard to election of a Trustee, except as otherwise provided in the notice of the meeting forwarded to the shareholders, the Declaration of Trust, a provision in these Bylaws approved by the Board of Trustees or required by applicable law, and subject to the provisions of any class or series of shares hereafter authorized and then outstanding, (1) a plurality of all the votes cast by shareholders of the Trust entitled to vote in the election of Trustees to fill a vacancy resulting from the removal of one or more Trustees by the shareholders at a meeting of shareholders of the Trust duly called and at which a quorum is present is required to elect a Trustee in a contested election (which, for purposes of these Bylaws, is an election at which the number of nominees exceeds the number of Trustees to be elected at the meeting), and (2) a majority of all the votes entitled to be cast for the election of Trustees to fill a vacancy resulting from the removal of one or more Trustees by the shareholders at a meeting of shareholders of the Trust duly called and at which a quorum is present is required to elect a Trustee in an uncontested election.

(c)            Except as otherwise provided in the notice of the meeting forwarded to the shareholders, the Declaration of Trust, a provision in these Bylaws approved by the Board of Trustees, or required by applicable law, and subject to the provisions of any class or series of shares hereafter authorized and then outstanding, at a meeting of shareholders of the Trust duly called and at which a quorum is present, with respect to any other matter submitted by the Board of Trustees to shareholders of the Trust for approval or otherwise voted upon by shareholders of the Trust, a majority of all the votes cast shall be required to approve the matter. Subject to the provisions of any class or series of shares hereafter authorized and then outstanding, on any matter submitted to a vote of shareholders of the Trust, all shares then entitled to vote shall, except as otherwise provided in the notice of the meeting forwarded to the shareholders, the Declaration of Trust or provisions of the Bylaws approved by the Board of Trustees or required by applicable law, be voted in the aggregate as a single class without regard to class or series of shares, except that if the Board of Trustees has determined that the matter affects only the interests of one or more series or classes of shares, only shareholders of such series or classes shall be entitled to vote thereon.

Article III

TRUSTEES

Section 3.1

General Powers. The business and affairs of the Trust shall be managed under the direction of its Board of Trustees.

Section 3.2

Number, Tenure and Resignation. The number of Trustees shall be set by resolution of the Board of Trustees from time to time, which number may be increased or decreased from time to time by further resolution of the Board of Trustees, in each case adopted by the affirmative vote of a majority of all Trustees; provided, however, that the total number of Trustees shall not be fewer than three (3) nor more than fifteen (15), and a decrease may not shorten the term of any incumbent Trustee. Trustees shall serve until their resignation, removal, death or adjudication of legal incompetence or until the election and qualification of their successor. Any Trustee may resign or retire as a Trustee by an instrument in writing or by electronic transmission given by them and delivered to the secretary, and such resignation or retirement shall be effective upon such delivery, or at a later date according to the terms of the instrument. A Trustee judged incompetent or for whom a guardian or conservator has been appointed shall be deemed to have resigned as of the date of such adjudication or appointment. Trustees may be removed as set forth in the Declaration of Trust.

Section 3.3

Annual and Regular Meetings. An annual meeting of the Board of Trustees may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Trustees. The Board of Trustees may provide, by resolution, the time and place, either within or without the State of Maryland, for the holding of regular meetings of the Trustees without other notice than such resolution. If any such regular meeting is not so provided for, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Trustees.

Section 3.4

Special Meetings. Special meetings of the Board of Trustees may be called at any time by any Trustee, the chief executive officer or the president. The person or persons authorized to call special meetings of the Board of Trustees may fix any place, either within or without the State of Maryland, as the place for holding any special meeting of the Board of Trustees called by them.

Section 3.5

Notice. Notice of any special meeting shall be given by written notice delivered personally or by electronic mail, telephoned, overnight couriered (with proof of delivery) or mailed to each Trustee at his or her business or residence address. Personally delivered, telephoned or electronically mailed notices shall be given at least twenty-four (24) hours prior to the meeting. Notice by mail shall be deposited in the U.S. mail at least seventy-two (72) hours prior to the meeting. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail properly addressed, with postage thereon prepaid. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Trust by the Trustee. Telephone notice shall be deemed given when the Trustee is personally given such notice in a telephone call to which they are a party. If sent by overnight courier, such notice shall be deemed given when delivered to the courier. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Trustees need be stated in the notice, unless specifically required by any applicable statute or these Bylaws.

Section 3.6

Quorum. A majority of the Trustees then in office shall constitute a quorum for transaction of business at any meeting of the Board of Trustees, provided that, if less than a majority of the Trustees then in office are present at a meeting, a majority of the Trustees present may adjourn the meeting from time to time without further notice, and provided, further, that if, pursuant to the Declaration of Trust, these Bylaws or a resolution of the Board of Trustees, the vote of a particular group or committee of the Board of Trustees is required for action, a quorum for that action shall also include a majority of the Trustees then in office that comprise such group or committee. The Trustees present at a meeting of the Board of Trustees which has been duly called and convened and at which a quorum was established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of such number of Trustees as would otherwise result in less than a quorum then being present at the meeting.

Section 3.7

Voting. The action of the majority of the Trustees present at a meeting at which a quorum is or was present shall be the action of the Board of Trustees, unless the concurrence of a greater proportion (or a certain proportion of the Independent Trustees) is required for such action by specific provision of an applicable statute, the Declaration of Trust these Bylaws or any policies or guidelines adopted by the Board. If enough Trustees have withdrawn from a meeting to leave fewer than are required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of Trustees necessary to constitute a quorum at such meeting shall be the action of the Board of Trustees, unless the concurrence of a greater proportion is required for such action by applicable law, the Declaration of Trust or these Bylaws.

Section 3.8

Telephonic and Virtual Meetings. Any meeting of the Board of Trustees may be held, or a Trustee may participate in any meeting of the Board of Trustees, by means of telephone or such other remote communication that permits all individuals participating in the meeting to speak to and hear each other, and a Trustee participating in a meeting by such means is deemed to be present at the meeting and will be counted in determining whether a quorum is present. Such meeting shall be deemed to have been held at a place designated by the Board of Trustees at the meeting.

Section 3.9

Action by Written Consent of Trustees. Any action required or permitted to be taken at any meeting of the Board of Trustees may be taken without a meeting, if a majority of the Trustees shall individually or collectively consent in writing or by electronic transmission to such action, unless the concurrence of a greater proportion (or a certain proportion of the Independent Trustees) is required for such action by a specific provision of an applicable statute, the Declaration of Trust, these Bylaws or any policies or guidelines adopted by the Board, in which case, such greater proportion of Trustees shall be required to consent in writing or by electronic transmission to such action. Such written or electronic consent or consents shall be filed with the records of the Trust and shall have the same force and effect as the affirmative vote of such Trustees at a duly held meeting of the Trustees at which a quorum was present.

Section 3.10

Waiver of Notice. The actions taken at any meeting of the Trustees, however called and noticed or wherever held, shall be as valid as though taken at a meeting duly held after regular call and notice if a quorum is present and if, either before or after the meeting, each of the Trustees not present waives notice, consents to the holding of such meeting or approves the minutes thereof.

Section 3.11

Compensation. The Trustees shall be entitled to receive such reasonable compensation for their services as Trustees as the Board of Trustees may determine from time to time. Trustees may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Trustees or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity performed or engaged in as Trustees. The Trustees shall be entitled to receive remuneration for services rendered to the Trust in any other capacity, and such services may include, without limitation, services as an officer of the Trust, services as an employee of the Adviser, legal, accounting or other professional services, or services as a broker, transfer agent or underwriter, whether performed by a Trustee or any person affiliated with a Trustee. For purposes of these Bylaws, “Adviser” shall have the meaning ascribed to such term in the Declaration of Trust and the Adviser shall be deemed to be an “agent” of the Trust.

Section 3.12

Surety Bonds. Unless specifically required by applicable law, no Trustee shall be obligated to give any bond or surety or other security for the performance of any of his or her duties.

Section 3.13

Reliance. Each Trustee, officer, employee or agent of the Trust shall, in the performance of his, her or its duties with respect to the Trust, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Trust or by the Adviser, accountants, appraisers or other experts or consultants selected by the Board of Trustees or officers of the Trust, regardless of whether the Adviser or any such accountant, appraiser or other expert or consultant may also be a Trustee.

Section 3.14

Interested Trustee Transactions. The procedures and presumptions set forth in Section 2-419 of the Maryland General Corporation Law (or any successor statute) shall be available for and apply to any contract or other transaction between the Trust and any of its Trustees or between the Trust and any other trust, corporation, firm or other legal entity in which any of its Trustees is a trustee or director or has a material financial interest.

Section 3.15

Certain Rights of Trustees, Officers, Employees and Agents. No Trustee or officer shall have a responsibility to devote his or her full time to the affairs of the Trust. Any Trustee or officer, employee or agent of the Trust, in his or her personal capacity or in a capacity as an affiliate, employee or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Trust.

Section 3.16

Emergency Provisions. Notwithstanding any other provision in the Declaration of Trust or these Bylaws, this Section 3.16 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Trustees under ARTICLE III cannot readily be obtained (an “Emergency”). During any Emergency, unless otherwise provided by the Board of Trustees, (a) a meeting of the Board of Trustees may be called by any Trustee or officer of the Trust by any means feasible under the circumstances and (b) notice of any meeting of the Board of Trustees during such an Emergency may be given less than twenty-four (24) hours prior to the meeting to as many Trustees and by such means as it may be feasible at the time, including publication, television or radio.

Section 3.17

Removal for Cause. A shareholder(s) proposing to remove one or more Trustees for Cause shall meet and comply with all requirements in these Bylaws for removing a Trustee as set forth in Section 2.3. A shareholder(s) proposing a nomination of an individual for election to the Board of Trustees at a special meeting of shareholders shall meet and comply with all requirements set forth in Section 2.12.2. For purposes of these Bylaws, “Cause” shall have the meaning ascribed to such term in the Declaration of Trust.

Section 3.18

Vacancies. Any vacancy on the Board of Trustees shall be filled in the manner, and by the vote, set forth in Section 7.2.1 and Section 7.2.2 of Article VII of the Declaration of Trust.

Article IV

COMMITTEES

Section 4.1

Number; Tenure and Qualifications. The Board of Trustees shall appoint an Audit Committee composed of three (3) Trustees, a majority of whom shall be Independent Trustees, to serve at the pleasure of the Board of Trustees. The Board of Trustees may also appoint other committees from time to time composed of one or more members, to serve at the pleasure of the Board of Trustees; provided, however, that each committee shall be composed of a majority of Independent Trustees. The Board of Trustees shall adopt a charter with respect to the Audit Committee which shall specify the purposes, the criteria for membership and the responsibility and duties and may specify other matters with respect to such committee. The Board of Trustees may also adopt a charter with respect to other committees.

Section 4.2

Powers. The Board of Trustees may delegate any of the powers of the Board of Trustees to committees appointed under Section 4.1 and composed solely of Trustees, except as prohibited by applicable law. If a charter has been adopted with respect to a committee composed solely of Trustees, the charter shall constitute a delegation by the Board of Trustees of the powers of the Board of Trustees necessary to carry out the purposes, responsibilities and duties of a committee provided in the charter or reasonably related to those purposes, responsibilities and duties, to the extent permitted by applicable law.

Section 4.3

Meetings. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Trustees. Except as may be otherwise provided by the Board of Trustees or the charter of any committee, a majority, but not less than one, of the members of such committee shall be present in person at any meeting of a committee in order to constitute a quorum for the transaction of business at a meeting, and the act of a majority present at a meeting at the time of a vote if a quorum is then present shall be the act of such committee. The Board of Trustees or, if authorized by the Board of Trustees in a committee charter or otherwise, the committee members may designate a chairperson of any committee, and the chairperson or, in the absence of a chairperson, a majority of any committee may fix the time and place of its meetings unless the Board of Trustees shall otherwise provide. In the absence or disqualification of any member of any committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another Trustee to act at the meeting in the place of absent or disqualified members.

Section 4.4

Telephonic and Virtual Meetings. Any meeting of any committee may be held, or a member of a committee may participate in any meeting of such committee, by means of telephone or such other remote communication that permits all individuals participating in the meeting to speak to and hear each other, and a member of a committee participating in a meeting of such committee by such means is deemed to be present at the meeting and will be counted in determining whether a quorum is present. Such meeting shall be deemed to have been held at a place designated for such meeting.

Section 4.5

Action by Written Consent of Committees. Any action required or permitted to be taken at any meeting of a committee of the Board of Trustees may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by a majority of the committee, unless the concurrence of a greater proportion (or a certain proportion of the Independent Trustees) is required for such action by a specific provision of an applicable statute, the committee’s charter, the Declaration of Trust, these Bylaws or any policies or guidelines adopted by the Board, in which case, such greater proportion of members of the committee shall be required to consent in writing or by electronic transmission to such action, and such written or electronic consent is filed with the minutes of proceedings of such committee.

Section 4.6

Vacancies. Subject to the provisions hereof, the Board of Trustees shall have the power at any time to change the membership of any committee, to fill all vacancies on any committee, to designate alternate members to replace any absent or disqualified member or to dissolve any such committee.

Article V

OFFICERS

Section 5.1

General Provisions. The Board of Trustees may from time to time appoint and remove officers to serve at the pleasure of the Board of Trustees, with such titles, powers and duties as set forth herein or as the Board of Trustees shall deem necessary or desirable. The officers of the Trust may include a chairperson of the Board of Trustees, a vice chairperson of the Board of Trustees, a chief executive officer, a chief operating officer, a chief financial officer, a president, a treasurer, a secretary, one or more vice presidents, one or more assistant secretaries and one or more assistant treasurers. The officers of the Trust shall be appointed by the Board of Trustees for such term as the Board of Trustees may determine, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers. Any two or more offices except president and vice president may be held by the same person. Each officer shall hold office until his or her successor is appointed and qualifies or until his or her death, resignation or removal in the manner hereinafter provided. In their discretion, the Board of Trustees may leave unfilled any office. Appointment of an officer or agent shall not of itself create contract rights between the Trust and such officer or agent.

Section 5.2

Removal and Resignation. Any officer or agent of the Trust may be removed, with or without cause, by the Board of Trustees if in its judgment the best interests of the Trust would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Trust may resign at any time by delivering his or her resignation to the Board of Trustees or to the chief executive officer, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Trust.

Section 5.3

Vacancies. A vacancy in any office may be filled by the Board of Trustees. If, at any time, an officer position referenced in the Declaration of Trust or in these Bylaws is vacant, any other officer of the Trust may perform the duties assigned to such vacant officer position. In the event there are no officers of the Trust, any Trustee may perform the duties of any officer of the Trust until such time as the Board of Trustees appoints officers, a committee of the Board of Trustees or some other person to perform the duties assigned to officers under the Declaration of Trust and these Bylaws.

Section 5.4

Chairperson of the Board of Trustees. The Board of Trustees may designate from among its members a chairperson of the Board of Trustees, who shall not, solely by reason of these Bylaws, be an officer of the Trust. The Board of Trustees may designate the chairperson of the Board of Trustees as an executive or non-executive chairperson. If a chairperson of the Board of Trustees has been designated, such chairperson shall preside over the meetings of the Board of Trustee and shall perform such other duties as may be assigned to him or her by these Bylaws or the Board of Trustees.

Section 5.5

Chief Executive Officer. If appointed, except as the Board of Trustees may otherwise provide, the chief executive officer shall have the duties usually vested in a chief executive officer. The chief executive officer shall have such other duties as may be assigned to the chief executive officer by the Board of Trustees from time to time. The chief executive officer may execute any deed, mortgage, bond, lease, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Trustees, the Declaration of Trust or by these Bylaws to some other officer or agent of the Trust or shall be required by applicable law to be otherwise executed.

Section 5.6

President. If appointed, except as the Board of Trustees may otherwise provide, the president shall have the duties usually vested in a president. The president shall have such other duties as may be assigned to the president by the Board of Trustees from time to time. The president may execute any deed, mortgage, bond, lease, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Trustees, the Declaration of Trust or by these Bylaws to some other officer or agent of the Trust or shall be required by applicable law to be otherwise executed.

Section 5.7

Chief Operating Officer. If appointed, except as the Board of Trustees may otherwise provide, the chief operating officer shall have the duties usually vested in a chief operating officer. If appointed, the chief operating officer shall have such other duties as may be assigned to the chief operating officer by the chief executive officer, the president or the Board of Trustees from time to time.

Section 5.8

Vice Presidents. In the absence or disability of the chief executive officer or the president, the vice president (or if there is more than one, the vice presidents in the order designated or, in the absence of any designation, in the order of their appointment), shall perform the duties and exercise the powers of the chief executive officer or president, as applicable. The vice president(s) shall have such other duties as may be assigned to such vice president by the chief executive officer, the president or the Board of Trustees from time to time. The Board of Trustees may designate one or more vice presidents as executive vice president, senior vice president or vice presidents for particular areas of responsibility.

Section 5.9

Secretary. If appointed, except as the Board of Trustees may otherwise provide, the secretary (or his or her designee) shall (a) keep the minutes of the proceedings of the shareholders, the Board of Trustees and committees of the Board of Trustees in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by applicable law; (c) be custodian of the Trust records and of the seal of the Trust, if any; and (d) maintain a share register, showing the ownership and transfers of ownership of all shares of beneficial interest of the Trust, unless a transfer agent is employed to maintain and does maintain such a share register. If appointed, the secretary shall have such other duties as may be assigned to the secretary by the chief executive officer, the president or the Board of Trustees from time to time.

Section 5.10

Chief Financial Officer. If appointed, except as the Board of Trustees may otherwise provide, the chief financial officer, who shall be the treasurer and chief accounting officer of the Trust, shall (a) have general charge of the financial affairs of the Trust; (b) have or oversee in accordance with Section 6.3 the custody of the funds, securities and other valuable documents of the Trust; (c) maintain or oversee the maintenance of proper financial books and records of the Trust; and (d) have the duties usually vested in a treasurer and chief financial officer. If appointed, the chief financial officer shall have such other duties as may be assigned to the chief financial officer by the chief executive officer, the president or the Board of Trustees from time to time.

Section 5.11

Assistant Secretaries and Assistant Treasurers. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary, or chief financial officer, respectively, or by the chief executive officer, the president or the Board of Trustees from time to time.

Article VI

CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 6.1

Contracts. The Board of Trustees may authorize any Trustee, officer or agent (including the Adviser or any affiliate of the Adviser or any officer of the Adviser or its affiliates) to execute and deliver any instrument in the name of and on behalf of the Trust and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Trust when duly authorized or ratified by action of the Board of Trustees and executed by an authorized person.

Section 6.2

Checks and Drafts. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Trust shall be signed by such officer or agent of the Trust in such manner as the Board of Trustees, the chief executive officer, the president, the chief financial officer or any other officer designated by the Board of Trustees may determine.

Section 6.3

Deposits. All funds of the Trust not otherwise employed shall be deposited or invested from time to time to the credit of the Trust as the Board of Trustees, the chief executive officer, the president, the chief financial officer or any other officer designated by the Board of Trustees may determine.

Article VII

SHARES

Section 7.1

Certificates. Unless otherwise provided by the Board of Trustees, the Trust shall not issue share certificates and ownership of shares of any class of shares of beneficial interest of the Trust shall be evidenced only in book entry form. To the extent that the Board of Trustees determines ownership of shares of any class of shares of beneficial interest of the Trust shall be evidenced by certificates (a) such certificates shall comply with any requirements set forth in the Declaration of Trust and (b) unless otherwise determined by the Board of Trustees, (i) any such certificate shall be signed by the officers of the Trust in any matter permitted by applicable Maryland law, (ii) the signatures may be either manual or facsimile, (iii) certificates shall be consecutively numbered and if the Trust shall from time to time issue several classes of shares, each class may have its own number series and (iv) a certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued.

Section 7.2

Transfers.

Section 7.2.1

Shares of beneficial interest of the Trust shall be transferable in the manner provided by applicable law, the Declaration of Trust and these Bylaws. Certificates shall be treated as negotiable and title thereto and to the shares they evidence shall be transferred by delivery thereof to the same extent as those of a Maryland stock corporation.

Section 7.2.2

The Trust shall be entitled to treat the holder of record of any share or shares as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided in these Bylaws or by the applicable laws of the State of Maryland.

Section 7.3

Lost Certificates. For shares evidenced by certificates, any officer designated by the Board of Trustees may direct a new certificate to be issued in place of any certificate previously issued by the Trust alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing the issuance of a new certificate, an officer designated by the Board of Trustees may, in such officer’s discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or the owner’s legal representative to advertise the same in such manner as such officer shall require and/or to give bond, with sufficient surety, to the Trust to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.

Section 7.4

Fixing of Record Date.

Section 7.4.1

The Board of Trustees may set, in advance, a record date for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or determining shareholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of shareholders for any other proper purpose.

Section 7.4.2

If no record date is fixed for the determination of shareholders, (a) the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day on which the notice of meeting is mailed or the thirtieth (30th) day before the meeting, whichever is the closer date to the meeting; and (b) the record date for the determination of shareholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the Board of Trustees, declaring the dividend or allotment of rights, is adopted.

Section 7.4.3

When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any postponement or adjournment thereof unless the Board of Trustees shall set a new record date with respect thereto.

Section 7.5

Share Ledger. The Trust shall maintain at its principal office or at the office of its counsel, accountants or transfer agent a share ledger containing the name and address of each shareholder and the number of shares of each class of shares of beneficial interest of the Trust held by such shareholder.

Section 7.6

Fractional Shares; Issuance of Units. The Board of Trustees may authorize the issuance of fractional shares or provide for the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Declaration of Trust or these Bylaws, the Trustees may issue units consisting of different securities of the Trust. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Trust, except that the Trustees may provide that for a specified period securities of the Trust issued in such unit may be transferred on the books of the Trust only in such unit.

Article VIII

FISCAL YEAR

Section 8.1

Fiscal Year. Unless otherwise provided by the Board of Trustees, the fiscal year of the Trust shall be the calendar year.

Article IX

DIVIDENDS AND OTHER DISTRIBUTIONS

Section 9.1

Dividends and Other Distributions. Dividends and other distributions upon the shares of beneficial interest of the Trust may be authorized and declared by the Board of Trustees, subject to the provisions of applicable law and the Declaration of Trust. Dividends and other distributions may be paid in cash, property or shares of beneficial interest of the Trust.

Article X

INVESTMENT POLICY

Section 10.1

Investment Policies. Subject to the provisions of the Declaration of Trust, the Board of Trustees may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments or borrowing by the Trust as it shall deem appropriate in its sole discretion.

Article XI

WAIVER OF NOTICE

Section 11.1

Waiver of Notice. Whenever any notice is required to be given pursuant to the Declaration of Trust, these Bylaws or applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice or waiver by electronic transmission, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Article XII

AMENDMENT OF BYLAWS

Section 12.1

Amendment of Bylaws. Except for any change (i) for which these Bylaws require approval by more than a majority vote of the Board of Trustees or (ii) which amends any provision of these Bylaws which grants authority to the Independent Trustees or requires the approval of some or all of the Independent Trustees, which shall require approval by a majority of the Independent Directors, these Bylaws may be amended or repealed or new or additional Bylaws may be adopted only by the vote or consent given in writing or by electronic transmission, of a majority of the Board of Trustees as specified in Section 3.9.

Article XIII

MISCELLANEOUS

Section 13.1

References to Declaration of Trust. All references to the Declaration of Trust shall include any amendments and supplements thereto.

Section 13.2

Ratification. The Board of Trustees or the shareholders may ratify any act, omission, failure to act or determination made not to act (an “Act”) by the Trust or its officers to the extent that the Board of Trustees or the shareholders could have originally authorized the Act and, if so ratified, such Act shall have the same force and effect as if originally duly authorized, and such ratification shall be binding upon the Trust and its shareholders. Any Act questioned in any proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a Trustee, officer or shareholder, nondisclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Trustees or by the shareholders, and such ratification shall constitute a bar to any claim or execution of any judgment in respect of such questioned Act.

Section 13.3

Ambiguity. In the case of an ambiguity in the application of any provision of these Bylaws or any definition contained in these Bylaws, the Board of Trustees shall have the sole power to determine the application of such provisions with respect to any situation based on the facts known to it and such determination shall be final and binding unless determined by a court of competent jurisdiction to have been made in bad faith.

Section 13.4

Inspection of Bylaws. Shareholders may, upon reasonable notice and during usual business hours, inspect and copy these Bylaws and all amendments thereto, at the principal office for the transaction of business of the Trust.

Section 13.5

Procedures for Arbitration of Disputes. Any disputes, claims or controversies brought by or on behalf of a shareholder (which, for purposes of this Section 13.5, shall mean any shareholder of record or any beneficial owner of shares of beneficial interest of the Trust, or any former shareholder of record or beneficial owner of shares of beneficial interest of the Trust), either on his, her or its own behalf, on behalf of the Trust or on behalf of any series or class of shares of beneficial interest of the Trust or shareholders against the Trust or any Trustee, officer, manager, agent or employee of the Trust, including any disputes, claims or controversies relating to the application or enforcement of the Declaration of Trust or these Bylaws (all of which are referred to as “Disputes”) or relating in any way to such a Dispute or Disputes, shall, on the demand of any party to such Dispute or Disputes, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 13.5. For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against Trustees, officers or managers of the Trust and class actions by shareholders against those individuals or entities and the Trust. For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party. Notwithstanding the foregoing, (a) the provisions of this Section 13.5 shall not apply to any request for a declaratory judgment or similar action regarding the meaning, interpretation or validity of any provision of the Declaration of Trust or these Bylaws; and (b) in the event a Dispute involves both a question of the meaning, interpretation or validity of any provision of the Declaration of Trust or these Bylaws and any other matter in dispute, the arbitration of such other matter in dispute, if dependent upon a determination of the meaning, interpretation or validity of any provision of the Declaration of Trust or these Bylaws, shall be stayed until a final, non-appealable judgement regarding such meaning, interpretation or validity has been rendered.

Section 13.5.1

Arbitrators. There shall be three (3) arbitrators. If there are only two (2) parties to the Dispute, each party shall select one (1) arbitrator within fifteen (15) days after receipt by respondent of a copy of the demand for arbitration. The arbitrators may be affiliated or interested persons of the parties. If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator within fifteen (15) days after receipt of the demand for arbitration. The arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be. If either a claimant (or all claimants) or a respondent (or all respondents) fail(s) to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date AAA provides the list to select one (1) of the three (3) arbitrators proposed by AAA. If the party (or parties) fail(s) to select the second (2nd) arbitrator by that time, the party (or parties) who have appointed the first (1st) arbitrator shall then have ten (10) days to select one (1) of the three (3) arbitrators proposed by AAA to be the second (2nd) arbitrator; and, if he/they should fail to select the second (2nd) arbitrator by such time, AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second (2nd) arbitrator. The two (2) arbitrators so appointed shall jointly appoint the third (3rd) and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second (2nd) arbitrator. If the third (3rd) arbitrator has not been appointed within the time limit specified herein, then AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

Section 13.5.2

Place of Arbitration. The place of arbitration shall be New York, New York unless otherwise agreed by the parties.

Section 13.5.3

Discovery. There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators. For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.

Section 13.5.4

Awards. In rendering an award or decision (an “Award”), the arbitrators shall be required to follow the applicable laws of the State of Maryland. Any arbitration proceedings or Award shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. An Award shall be in writing and shall state the findings of fact and conclusions of law on which it is based. Any monetary Award shall be made and payable in U.S. dollars free of any tax, deduction or offset. Subject to Section 13.5.7, each party against which an Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of such Award or such other date as such Award may provide.

Section 13.5.5

Costs and Expenses. Except as otherwise set forth in the Declaration of Trust or these Bylaws, including this Section 13.5.5 of these Bylaws, or as otherwise agreed by the parties thereto, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an Award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of the Trust’s Award to the claimant or the claimant’s attorneys. Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.

Section 13.5.6

Appeals. Any Award, including, but not limited to, any interim Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). An Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of an Award by filing a notice of appeal with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, Section 13.5.5 shall apply to any appeal pursuant to this Section 13.5.6 and the appeal tribunal shall not render an Award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.

Section 13.5.7

Final and Binding. Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 13.5.6, an Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators. Judgment upon an Award may be entered in any court having jurisdiction. To the fullest extent permitted by applicable law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any Award, except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

Section 13.5.8

Beneficiaries. This Section 13.5 is intended to benefit and be enforceable by the shareholders, Trustees, officers, manager, agents or employees of the Trust and shall be binding on the shareholders of the Trust and the Trust, as applicable, and be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.